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                                                                    EXHIBIT (99)

Corporate Affairs Group, 130 Liberty Street, New York Mailing Address: P.O. Box 318, Church Street Station, New York, N.Y. 10008-0318



Bankers Trust New York Corporation
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News Release

For Release:  Immediate


                BANKERS TRUST ELECTS FOUR TO THE BOARD OF DIRECTORS

        New York, August 19, 1997- Bankers Trust New York Corporation announced today the election of four directors to its board. The four, who will also become directors of Bankers Trust New York Corporation's principal subsidiary, Bankers Trust Company, are:

  - A.B. Krongard, chairman of the board of directors and chief executive officer of Alex. Brown Incorporated. In addition, Mr. Krongard, 60 years old, becomes a vice chairman of the boards of Bankers Trust New York Corporation and Bankers Trust Company. He has been chief executive officer of Alex. Brown since 1991, adding the title of chairman in 1994. He is also a director of the Securities Industry Association and a trustee and member of the executive committee of The Johns Hopkins Health System.

  - Lee A. Ault III, a director of Alex. Brown Incorporated and for 23 years chief executive officer of Telecredit, Inc., Los Angeles, which merged in 1990 with Equifax, Inc., the Atlanta-based provider of financial information and processing technology. He remains a director of Equifax and serves as a director of Sunrise Medical Inc. and Viking Office Products, Inc. Mr. Ault is 60 years old.

  - Neil R. Austrian, a director of Alex. Brown Incorporated and president and chief operating officer of the National Football League, a post he has held since 1991. Mr. Austrian, 56 years old, was previously a managing director of Dillon, Read & Co., chairman and chief executive officer of Showtime/ The Movie Channel, and president and chief executive officer of Doyle Dane Bernbach.

                                    -more-

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- G. Richard Thoman, president and chief operating officer of the Xerox
  Corporation and a member of its board of directors since June 15, 1997. Prior to joining Xerox, Mr. Thoman was senior vice president and chief financial officer of the IBM Corporation. He is 53 years old.

  Messrs. Krongard, Ault and Austrian will join the boards of Bankers Trust New York Corporation and Bankers Trust Company contingent on the completion of the merger of Bankers Trust with Alex. Brown Incorporated, which is expected to become effective on September 1. Mr. Thoman's membership will become effective on September 1 and is not contingent on the merger's completion. The election of the four new members increases the Bankers Trust boards to 16 directors from 12.

  Bankers Trust New York Corporation is the seventh largest U.S. bank holding company, with assets of $130 billion and offices in more than 50 countries. After completion of the merger with Alex. Brown, its principal subsidiaries -- Bankers Trust Company, BT Alex. Brown Incorporated and Bankers Trust International PLC -- will hold leadership positions in leveraged lending, high yield securities, equity underwriting and distribution, strategic advisory, and risk management. Through its private client group, Bankers Trust will provide asset management, brokerage, trust, risk management and other services to individuals and families. Bankers Trust is currently one of the world's largest investment managers, with more than $240 billion under management, and is a leader provider of securities-processing services, with $2 trillion in global assets under custody.

                                     -End-


     For additional information, contact William McBride, Bankers Trust,
        (212) 250-7961. This and other press releases are available at
                      http://www.bankerstrust.com/press.